   As filed with the Securities and Exchange Commission on March 8, 1996.

                                                       Registration No. 33-44960
                                                       =========================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            ----------------------

                       POST-EFFECTIVE AMENDMENT NO. 1
                                     TO
                                  FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ----------------------

                             GENZYME CORPORATION
           (Exact name of registrant as specified in its charter)

          MASSACHUSETTS                                        06-1047163
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)

      ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 252-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ----------------------

                              HENRI A. TERMEER
                           Chief Executive Officer
                             Genzyme Corporation
                             One Kendall Square
                       Cambridge, Massachusetts 02139
                               (617) 252-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               with a copy to:

                              Peter Wirth, Esq.
                               Palmer & Dodge
                              One Beacon Street
                         Boston, Massachusetts 02108
                               (617) 573-0100

                            ----------------------

      Approximate date of commencement of proposed sale to the public:

 From time to time after the effective date of this Registration Statement.

                            ----------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ----------------------

                        Page 1 of 27 Sequential Pages
                       Exhibit Index appears on Page 25

                             GENZYME CORPORATION

                               1,891,252 SHARES
                        GENERAL DIVISION COMMON STOCK
                               ($.01 PAR VALUE)

                                255,319 SHARES
                     TISSUE REPAIR DIVISION COMMON STOCK
                               ($.01 PAR VALUE)


        Genzyme Corporation ("Genzyme" or the "Company"), a Massachusetts corporation, intends to issue from time to time up to 1,891,252 shares of its General Division Common Stock ("General Division Stock") and up to 255,319 shares of its Tissue Repair Division Common Stock ("TR Stock") to holders of $100,000,000 aggregate principal amount of its 6 3/4% Convertible Subordinated Notes due October 1, 2001 (the "Notes") upon conversion of the Notes in accordance with the terms thereof. The Notes were issued on October 11, 1991 in a private placement to institutional investors pursuant to exemptions from registration under the Securities Act of 1933, as amended.

        On February 20, 1996, the Company provided notice to all holders of record of the Notes as of such date calling the entire principal amount of the Notes for redemption on March 21, 1996 (the "Redemption Date") at a price of
102.893 of principal plus accrued interest to the Redemption Date. The Notes are convertible at any time prior to the close of business on the fifth business day (March 14, 1996) prior to the Redemption Date into shares of common stock at a conversion price of $52.875 per share, subject to adjustment in certain circumstances, as set forth under "PLAN OF DISTRIBUTION." Prior to December 16, 1994, Genzyme had one class of common stock. On December 16, 1994, the authorized shares of Genzyme common stock were redesignated as General Division Stock, a second class of common stock, TR Stock, was authorized and .135 of one share of TR Stock was distributed by Genzyme for each share of General Division Stock held of record as of December 16, 1994. In connection with the redesignation of the common stock and the distribution of the TR Stock, the conversion privilege of the Notes was adjusted to provide that upon conversion of any Note, the holder thereof shall receive (i) a number of shares of General Division Stock equal to the number of shares of Genzyme common stock into which the Note was previously convertible and (ii) .135 of one share of TR Stock for each share of General Division Stock issuable upon such conversion. No additional consideration is payable upon conversion of the Notes.

                        ---------------------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN SHARES OF GENERAL DIVISION STOCK AND TR STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREIN.

                        ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------

                The date of this Prospectus is March 8, 1996.

                            AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the General Division Stock and TR Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company, the General Division Stock and the TR Stock. Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Amendment Nos. 1 and 2 thereto on Form 10-K/A, filed with the Commission on June 15, 1995 and September 13, 1995, respectively;
(ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, filed with the Commission on May 15, 1995 and August 11, 1995, respectively, each as amended by Amendment No. 1 thereto on Form 10-Q/A, filed with the Commission on September 13, 1995; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, filed with the Commission on November 14, 1995; (iv) the Company's Current Reports on Form 8-K, filed with the Commission on September 21, 1995, October 12, 1995 and February 23, 1996; (v) the description of TR Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on September 9, 1994, as amended by Form 8-A/A, filed with Commission on December 14, 1994; (vi) the description of Tissue Repair Division Common Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed with the Commission on November 28, 1994; (vii) the financial statements appearing at pages III-19 to III-42 of Annex III, pages IV-38 to IV-41 of Annex IV, pages V-37 to V-41 of Annex V and pages VI-2 to VI-6 of Annex VI to the Prospectus/Joint Proxy Statement included in Genzyme's Registration Statement on Form S-4 (File No. 33-83346), which became effective on November 9, 1994; and (viii) the Quarterly Report of BioSurface Technology, Inc. ("BioSurface") on Form 10-Q for the quarter ended September 30, 1994, filed with the Commission on November 12, 1994 (File No. 0-21020).

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

        The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to the executive offices of the Company, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Shareholder Services, telephone (617)252-7526.

                              PROSPECTUS SUMMARY

        The shares of General Division Stock and TR Stock offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors."


                             GENZYME CORPORATION

        Genzyme is a diversified, integrated human health care products company operating in five major business areas. Genzyme's business activities with respect to therapeutics, diagnostic services, diagnostic products and pharmaceuticals are organized as the Genzyme General Division (the "General Division"). Genzyme's activities to develop, produce and market technologically advanced products and services for the treatment and prevention of serious tissue damage are conducted through the Genzyme Tissue Repair Division ("GTR").

        Genzyme currently has two classes of common stock outstanding, General Division Stock and TR Stock, which are intended to reflect the value and track the performance of the General Division and GTR, respectively. Holders of both classes of common stock are stockholders of Genzyme, which owns all of the assets and is responsible for all liabilities of the Company.

        Genzyme's principal executive offices are located at One Kendall Square, Cambridge, Massachusetts 02139. Its telephone number is (617) 252-7500.

                                 RISK FACTORS

RISKS RELATED TO TWO CLASSES OF COMMON STOCK:

        Genzyme currently has two classes of common stock outstanding: General Division Stock and TR Stock. Upon conversion of any Note, the holder thereof will receive shares of General Division Stock and TR Stock. Accordingly, Noteholders should carefully consider the following factors in evaluating whether to convert any Note.

STOCKHOLDERS OF ONE COMPANY; FINANCIAL IMPACTS ON ONE DIVISION COULD AFFECT
THE OTHER. Genzyme continues to hold title to all of its assets and is responsible for all of its liabilities, and the holders of the General Division Stock and the TR Stock have no specific claim against the assets attributed for financial statement presentation purposes to the division whose performance is associated with the class of stock they hold. Liabilities or contingencies of either division that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of both divisions. Noteholders should, therefore, read Genzyme's consolidated financial statements in conjunction with the financial statements of the General Division and GTR.

NO RIGHTS OR ADDITIONAL DUTIES WITH RESPECT TO THE DIVISIONS; POTENTIAL CONFLICTS. Holders of General Division Stock and TR Stock have only the rights of stockholders of Genzyme, and, except in limited circumstances, do not have any rights specifically related to the General Division or GTR, respectively.

        The existence of separate classes of common stock may give rise to occasions when the interests of holders of General Division Stock and holders of TR Stock may diverge or appear to diverge. Although Genzyme is aware of no precedent concerning the manner in which Massachusetts law would be applied to the duties of a board of directors in the context of multiple classes of common stock with divergent interests, Genzyme believes that a Massachusetts court would hold that a board of directors owes an equal duty to all stockholders regardless of class and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner it reasonably believes to be in the best interests of the corporation. Genzyme believes that, under Massachusetts law, a good faith determination by a disinterested and adequately informed board of directors that an action is in the best interests of the corporation should represent an appropriate defense to any challenge by or on behalf of the holders of any class of stock that such action could have a disparate effect on different classes of common stock.

        Disproportionate ownership interests of members of the Genzyme Board in either class of common stock or disparate values in such stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for each class of stock. Nevertheless, Genzyme believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of such various classes were disproportionate or had disparate values. The Genzyme Board may also from time to time establish one or more committees to review matters presented to it that raise conflict issues, which committee(s) would report to the full Genzyme Board on such matters.

        NO ADDITIONAL SEPARATE VOTING RIGHTS. Holders of General Division Stock and holders of TR Stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote. Except in certain limited circumstances provided under Massachusetts law, in Genzyme's Articles of Organization, as amended, and in the management and accounting policies adopted by the Genzyme Board, holders of each class of common stock have no rights to vote on matters as a separate class. Accordingly, except in limited circumstances, holders of shares of one class of common stock could not bring a proposal to a vote of the holders of that class of common stock only, but would be required to bring any proposal to a vote of both classes of common stock.

        On all matters as to which common stockholders generally are entitled to vote, each share of General Division Stock has one vote, and each share of TR Stock will, through December 31, 1996, have .29 vote. On January 1, 1997 and on January 1 every two years thereafter, the number of votes to which each share of TR Stock will be entitled will be adjusted to equal the ratio of the Fair Market
Value of one share of TR Stock to the Fair Market Value of one share of General Division Stock as of such date.

        Fair Market Value as of any date means the average of the daily closing prices as reported by the Nasdaq National Market (or the appropriate exchange on which such shares are traded) for the 20 consecutive trading days commencing on the 30th trading day prior to such date. In the event such closing prices are unavailable, Fair Market Value will be determined by the Genzyme Board.

        Certain matters as to which the holders of common stock are entitled to vote may involve a divergence or the appearance of a divergence of the interests of holders of General Division Stock and holders of TR Stock. If, when a stockholder vote is taken on any matter as to which a separate vote by either class is not required and the holders of either class of common stock would have more than the number of votes required to approve any such matter, the holders of that class would control the outcome of the vote on such matter. Holders of General Division Stock and holders of TR Stock currently have approximately 90% and 10%, respectively, of the total voting power of Genzyme. As a result, on matters which are submitted to a vote of the holders of both classes of common stock, the preferences of the holders of General Division Stock are likely to dominate and determine the outcome of such vote unless and until the relative number of shares outstanding and/or the market value of General Division Stock and TR Stock materially changes.

NO ADJUSTMENT TO LIQUIDATING DISTRIBUTIONS. In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Genzyme (other than pursuant to a merger, business combination or sale of substantially all assets), holders of outstanding shares of General Division Stock and TR Stock would receive the assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation unit of such class. Currently, each share of General Division Stock has one liquidation unit and each share of TR Stock has .29 liquidation unit. Because the liquidation units will not be adjusted to reflect changes in the relative market value or performance of the General Division and GTR, the per share liquidating distribution to a holder of General Division Stock or TR Stock will not necessarily correspond to the value of the assets of the Genzyme General Division or GTR, respectively, at the time of a dissolution, liquidation or winding up of Genzyme.

EXCHANGE OF TR STOCK. The Board can, in its sole discretion, determine to exchange shares of TR Stock for cash or shares of General Division Stock (or any combination thereof) at a 30% premium over Fair Market Value of the TR Stock at any time. In addition, following a disposition of all or substantially all assets of GTR, the shares of TR Stock are subject to mandatory exchange by Genzyme for cash and/or shares of General Division Stock at a 30% premium over Fair Market Value of the TR Stock as determined by the trading prices during a specified period prior to public announcement of the disposition. Consequently, holders of TR Stock may receive a greater or lesser premium for their shares than any premium paid by a third party buyer of all or substantially all of the assets of GTR. In addition, any such exchange of shares of General Division Stock could be made at a time when General Division Stock may be considered to be undervalued and would dilute the interests of the holders of General Division Stock. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions -Open Market Purchases of Shares of any Class."

MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE. The Genzyme Board has adopted certain management and accounting policies applicable to the preparation of the financial statements of both divisions, the allocation of corporate expenses, assets and liabilities and other accounting matters, the reallocation of assets between divisions and other matters. These policies may, except as stated therein, be modified or rescinded in the sole discretion of the Genzyme Board without the approval of Genzyme's stockholders, subject to the Genzyme Board's fiduciary duty to all holders of Genzyme's capital stock, although there is no present intention to do so. The Genzyme Board may also adopt additional policies depending upon the circumstances. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

LIMITED TRADING HISTORY. As discussed above, the General Division Stock and the TR Stock are intended to reflect the value and track the performance of the General Division and GTR, respectively. Since the General Division Stock and the TR Stock have only a limited trading history, there can be no assurance as to the degree to which the market price of such classes of common stock will reflect the value and track the performance of the General Division and GTR as reflected in their respective financial statements. In addition, Genzyme cannot predict the impact that certain terms of the securities, such as the ability of Genzyme to exchange each share of TR Stock for cash and/or shares of General Division Stock, will have on the market prices of each class of common stock.

RISKS RELATED TO GENZYME:

        Upon conversion of any Note, the holder thereof will become a stockholder of Genzyme and will receive shares of General Division Stock and TR Stock. Such an investment involves a high degree of risk. Accordingly, Noteholders should carefully consider the following factors in evaluating the businesses of Genzyme, the General Division and GTR and whether to convert any Note.

DEPENDENCE ON CEREDASE [REGISTERED TRADEMARK] AND CEREZYME [REGISTERED TRADEMARK] ENZYME SALES. Genzyme's results of operations and cash flows are highly dependent upon sales of its Ceredase [registered trademark] enzyme, a biotherapeutic product for the treatment of Gaucher disease, and Cerezyme [registered trademark] enzyme, a recombinant form of the enzyme. Commercial sales of Ceredase [registered trademark] and Cerezyme [registered trademark] began in April 1991 and June 1994, respectively, following receipt of United States Food and Drug Administration ("FDA") marketing approval and during 1994, sales from these two products totalled $172.0 million, or 72% of General Division product sales and 56% of total sales.

        The Ceredase [registered trademark] and Cerezyme [registered trademark] products have each been given orphan drug status by the FDA, which entitles Genzyme to market exclusivity for these products until April 1998 and May 2001, respectively. Legislation has been periodically introduced in recent years to amend the Orphan Drug Act to limit market exclusivity in certain situations. See "Risk Factors - Regulation by Government Agencies."

LIMITED SUPPLY OF KEY RAW MATERIAL; NECESSITY OF APPROVALS FOR PRODUCTION OF CEREZYME [REGISTERED TRADEMARK] . GENZYME produces Ceredase [registered trademark] enzyme from raw material extracted from human placental tissue. Pasteur Merieux, located in France, is the only significant source of this material. Under its agreement with Genzyme, Pasteur Merieux is obligated to process at least 50% of its placental tissue and supply all of its output to Genzyme. Currently, it is processing all of its available material and supplying the output to Genzyme. If this agreement were terminated prior to the scheduled expiration in 2001 due to Pasteur Merieux's inability or failure to perform its obligations thereunder, or if Pasteur Merieux were to reduce the amount of material it processes, Genzyme might not be able to obtain alternative sources of such raw material at a commercially reasonable cost, if at all.

        The supply of starting material available for the production of Ceredase [registered trademark] enzyme effectively limits the amount of product that can be produced. During 1994, Genzyme and its supplier were successful in improving the yield of enzyme obtained from the starting material, thereby increasing the amount of product that could be produced. However, there can be no assurance that further improvements in yield will occur. Any disruption in the supply or manufacturing process of Ceredase [registered trademark] enzyme may have a material adverse effect on revenue in any period. To address supply constraints, Genzyme has developed Cerezyme [registered trademark] enzyme, a recombinant form of the enzyme that is not derived from human placental tissue. In 1994, Genzyme received approval to market this product in the U.S. and Israel and currently is working to expedite the foreign approvals needed to market Cerezyme [registered trademark] enzyme elsewhere abroad. Manufacturing constraints on Cerezyme [registered trademark] enzyme, presently produced in Genzyme's small scale cell culture plant, will limit the availability of the product for new patients until receipt of regulatory approval to use Genzyme's large scale mammalian cell culture manufacturing plant in Allston, Massachusetts for production of Cerezyme [registered trademark] enzyme.

NO ASSURANCE OF COMMERCIAL SUCCESS OF THE SURGICAL PRODUCTS. The successful commercialization of the General Division's line of biomaterials products based on hyaluronic acid to limit the formation of postoperative adhesions and to replace synovial fluid (the "Surgical Products") will depend on many factors, including the breadth of labeling claims allowed by the FDA, the response of surgeons to the data from clinical trials, the General Division's ability to create or access a sales force able to market the Surgical Products, the General Division's ability to supply sufficient product to meet market demand, the degree to which third-party reimbursement for use of the Surgical Products is available, and the number and relative efficacy of competitive products that may subsequently enter the market. There can be no assurance that the General Division will be successful in its efforts to develop and implement a commercialization strategy for the Surgical Products.

        The Surgical Products will require FDA approval prior to marketing in the United States, and the General Division filed a PMA in October 1995 for the marketing of Seprafilm [Trademark] (formerly referred to as HAL-F [Trademark] Bioresorbable Membrane) for abdominal and gynecological surgery applications and a PMA in January 1996 for marketing of Sepracoat [Trademark] (formerly referred to as HAL-C [Trademark] Coating Solution) for gynecological surgical applications. There can be no assurance that the FDA will allow the General Division's labeling claims and permit the marketing of these products for a broad range of applications, if at all. In addition, the successful commercialization of the Surgical Products will require that surgeons become convinced of the efficacy of the products in preventing the formation of postoperative adhesions and incorporate the products as standard surgical practice in procedures where adhesions are a potential postoperative complication. There can be no assurance that the Surgical Products will be widely accepted by surgeons and used to the extent anticipated by the General Division.

        The General Division may require a specialized, hospital-based sales force to market the Surgical Products. Genzyme does not currently have such a sales force. Accordingly, Genzyme will need to hire and train additional sales personnel, enter into marketing and distribution agreements with one or more companies with an established presence in the hospital supply industry or acquire a company with such a presence. No discussions with potential distribution partners have taken place and there is no assurance that, if the General Division desires such a partnering opportunity, it will be available on acceptable terms. The General Division may encounter difficulty or unforeseen delays in hiring and training or acquiring such a sales force, which may have an adverse effect on the commercialization of the Surgical Products.

        The General Division has developed manufacturing facilities in the United Kingdom for bulk production of HA powder, from which Seprafilm [Trademark] and Sepracoat [Trademark] are produced. Seprafilm [Trademark] production facilities have been built in Framingham, Massachusetts with a capacity sufficient for the market introduction and initial commercialization of the product. The General Division will need to expand its manufacturing capacity for Seprafilm [Trademark] in order to meet any additional market demand over and above its present capacity, and initial planning for that expansion is underway. Although the General Division has successfully produced finished product in its existing manufacturing facilities, the General Division has not operated these facilities at a capacity anticipated to be required for commercial production of the Surgical Products. There can be no assurance that the General Division will be successful in producing material at such capacity that conforms to established product specifications while maintaining production efficiency.

        Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. The General Division has not yet formulated a pricing policy with respect to the Surgical Products. The successful commercialization of the Surgical Products is dependent on obtaining coverage and reimbursement from these third-party payors for the use of these products. See "Risk Factors
- Risks Relating to Genzyme - Third Party Reimbursement and Health Care Cost Containment Initiatives."

        The Surgical Products will also face significant competition both from other HA-based products and from non-HA-based products intended to reduce adhesions resulting from surgical trauma. See "Risk Factors - Risks Relating to Genzyme - Intense Competition."

EARLY STAGE OF COMMERCIALIZATION OF THE CARTICEL [SM] SERVICE. GTR's future success depends in large part on the successful commercialization of its CARTICEL [SM] Autologous Chondrocyte Service (the "CARTICEL [SM] Service"), which provides orthopedic surgeons with the cell culturing services and other support necessary to utilize a patient's own articular cartilage cells to repair articular cartilage defects in that patient's knee. GTR is engaged in the process of gathering data concerning the efficacy of the CARTICEL [SM] Service, and GTR plans to continue gathering such data as the CARTICEL [SM] Service is being marketed. The commercialization of the CARTICEL [SM] Service could be materially adversely affected if such data were to raise questions concerning the efficacy, or the duration of the efficacy, of the CARTICEL [SM] Service.

        The commercialization of the CARTICEL [SM] Service by GTR is in its early stages, and GTR has not yet grown cartilage cell cultures in the quantities that will be necessary to meet the demands of the market that GTR expects will develop for the CARTICEL [SM] Service. In order to produce such quantities of cartilage cells, GTR will need to continue to make substantial expenditures for production facilities and will need to hire and train additional production and support staff. Any significant delays encountered in these activities may delay the commercialization of the CARTICEL [SM] Service and have a material adverse effect on GTR's results of operations.

        GTR is marketing the CARTICEL [SM] Service to orthopedic surgeons. In order to commercialize the CARTICEL [SM] Service successfully, GTR will need to continue to hire and train additional sales personnel, which will market the CARTICEL [SM] Service to surgeons and hospitals directly. The success of the CARTICEL [SM] Service depends on the success of such sales force in creating demand for the CARTICEL [SM] Service and the extent to which sufficient numbers of orthopedic surgeons who are trained by GTR incorporate the CARTICEL [SM] Service into their existing practices. There can be no assurance that GTR will be successful in marketing the CARTICEL [SM] Service to such surgeons or that such surgeons will use the CARTICEL [SM] Service to the extent anticipated by GTR.

FLUCTUATION IN GTR'S QUARTERLY RESULTS. The commercialization of the CARTICEL [SM] Service is in its early stages. Revenues generated from the CARTICEL [SM] Service are expected to fluctuate as GTR's sales force enrolls orthopedic surgeons for training, such surgeons are trained by GTR, and the CARTICEL [SM] Service continues to gain market acceptance. GTR's management is unable to predict the timing or magnitude of such fluctuations. In addition, GTR's revenues to date have derived primarily from sales of the Epicel [SM] Service for the treatment of severe burns. Revenues realized from the Epicel [SM] Service fluctuate from quarter to quarter due to the dependency of such revenues on many unpredictable factors, including the number and survival rate of patients for which the Epicel [SM] Service is the indicated treatment. Since production of the Epicel [SM] Service requires GTR to maintain extensive tissue culture facilities and a staff of trained personnel, a significant portion of GTR's costs are fixed and, therefore, fluctuations in demand can have a material adverse effect on GTR's results of operations.

RELIANCE ON AGREEMENTS WITH KEY COLLABORATORS.  GTR's CARTICEL [SM]
Service has been developed based on the work of a group of Swedish physicians, the two leaders of which are exclusively involved with GTR in the commercialization and further development of the CARTICEL [SM] Service. These two physicians are parties to research and development consulting agreements with GTR (the "Consulting Agreements") which prohibit them from performing consulting services for others related to cartilage and bone repair without GTR's consent. In addition, pursuant to the Consulting Agreements, each physician (i) is prohibited from engaging in any business activity that is in competition with the products or services being developed, manufactured or sold by GTR during the term of the Consulting Agreements (currently through 1998) and for a period of one year after termination thereof, (ii) is subject to non-disclosure obligations, and (iii) has assigned to GTR all rights to inventions resulting from work performed by each physician as a consultant to GTR, subject to royalties payable to the inventing physician. There can be no assurance that the two physicians will honor their obligations under the Consulting Agreements. In addition, there can be no assurance that individuals who are familiar with the know-how underlying GTR's CARTICEL [SM] Service through their association with these physicians will not disclose such information to GTR's competitors. The occurrence of either of these events could have a material adverse effect on GTR's results of operations.

        GTR is conducting additional research in connection with its CARTICEL [SM] Service pursuant to a sponsored research agreement with the University of Gotenburg in Sweden and certain physicians, including the two referred to above. The sponsored research agreement requires that all members of the investigative team maintain the confidentiality of all information pertaining to GTR and its business that may become known to them in connection with their work under the agreement. The agreement also states that all inventions conceived or reduced to practice during the course of the research program will be the property of GTR, subject to royalties payable to the inventing physician. There can be no assurance that the sponsored research agreement will be honored by the individuals performing services thereunder.

UNCERTAINTY OF PRODUCT DEVELOPMENT. Genzyme's future success is largely dependent upon its ability to develop, manufacture and sell technologically advanced new products. Such products must be developed, tested and, in most cases, approved for use by appropriate government agencies. Once approved, they must be manufactured in commercial quantities and marketed successfully. Each of these steps, as well as the process taken as a whole, involves significant time and expense. There can be no assurance that any of Genzyme's products under development, if and when fully developed and tested, will perform in accordance with Genzyme's expectations, that necessary regulatory approvals will be obtained in a timely manner, if at all, or that these products can be successfully and profitably manufactured and sold.

TECHNOLOGY TRANSFERRED TO GENZYME DEVELOPMENT PARTNERS AND NEOZYME II.
Genzyme organized two special purpose research and development entities, Genzyme Development Partners, L.P. ("Genzyme Development Partners") and Neozyme II Corporation ("Neozyme II"), to which it transferred technology and commercial rights to certain products that Genzyme previously had under development. Genzyme has options to purchase the limited partnership interests in Genzyme Development Partners under certain circumstances and to acquire all of the outstanding shares of the callable common stock of Neozyme II.

        On January 31, 1996, Genzyme made an offer to a special committee of the independent directors of the general partner of Genzyme Development Partners to acquire substantially all the assets of Genzyme Development Partners for approximately $93,000,000 in shares of General Division Stock. Such offer was made in lieu of Genzyme's option to purchase the limited partnership interests of Genzyme Development Partners and could result in dilution to holders of General Division Stock and negatively affect the market price of such stock. There can be no assurance that Genzyme's offer will be accepted by the general partner or that alternative terms proposed by the general partner, if any, will be acceptable to Genzyme.

        It is also uncertain at this time whether Genzyme will exercise its option to purchase the limited partnership interests in the event that no agreement is reached with the general partner in respect of the purchase of the assets of Genzyme Development Partners or whether Genzyme will exercise its option to purchase the outstanding shares of Neozyme II callable common stock. If Genzyme does not exercise these options or otherwise reach agreements to acquire the rights to products of Genzyme Development Partners or Neozyme II, it will have no rights to the related products of Neozyme II and limited rights in revenues generated from the sale of the Genzyme Development Partners' products. If Genzyme does exercise these options, it will be required to make substantial cash payments or to issue shares of General Division Stock, or both. Cash payments will diminish Genzyme's capital resources. Payments in General Division Stock could result in dilution to holders of General Division Stock and could negatively affect the market price of such stock.

FUTURE CAPITAL NEEDS. Although Genzyme currently has substantial cash resources, it has committed to utilize a portion of such funds for certain purposes, such as making certain payments to third parties in connection with strategic collaborations and acquisitions. In addition, should Genzyme exercise its option to acquire Neozyme II callable common stock or its option to acquire the partnership interests in Genzyme Development Partners using cash to pay some or all the exercise price, its cash resources will be diminished. As a result, Genzyme may have to obtain additional financing. There can be no assurance that such financing will be available on acceptable terms.

        Genzyme anticipates that GTR's existing cash balances and revenues generated from the CARTICEL [SM] and Epicel [SM] Services will be sufficient to fund GTR's operations through the end of 1996. GTR may require additional funds sooner if demand for the CARTICEL [SM] Service grows more rapidly than anticipated. Significant additional funds will continue to be required to expand further the CARTICEL [SM] Service, including for working capital and additional processing capacity, and to fund the development, clinical testing, and commercialization of GTR's other products and services.

        In addition, GTR's cash requirements may vary materially from those now planned as a result of revenue fluctuations, results of research and development and clinical testing by GTR and its collaborators, competitive advances and other factors. There can be no assurance that additional funding will be available on terms that are acceptable to GTR, if at all. Insufficient funds may require GTR to delay, scale back or eliminate certain of its programs or to license third parties to commercialize technologies or products that GTR would otherwise undertake itself. Such actions may adversely affect the market price of the TR Stock.

GTR OPERATING LOSSES. GTR is expected to experience significant operating losses at least through the first half of 1997 as the marketing of its CARTICEL [SM] Service continues and its research and development and clinical trial programs progress. There can be no assurance that GTR will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. In addition, the management and accounting policies adopted by the Genzyme Board provide that to the extent GTR is unable to utilize its operating losses to reduce its allocated current or deferred income tax expense, such losses will be reallocated to the General Division on a quarterly basis. Accordingly, although the actual payment of taxes is a corporate liability of Genzyme as a whole, separate financial statements are prepared for each division and any losses on GTR's financial statements that cannot be utilized currently by GTR will not be carried forward to reduce the taxes allocable to GTR's earnings in the future. This will result in GTR recognizing a larger tax expense and reporting lower earnings after taxes in the future than would have been the case if GTR had retained its losses in the form of a net operating loss carryforward.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. Genzyme's success depends, to a large extent, on its ability to maintain a competitive technological position in its product areas. Proprietary rights relating to Genzyme's products are protected from unauthorized use by third parties only to the extent that they are covered by patents or are maintained in confidence as trade secrets. Genzyme has filed for patents and has rights to numerous patents and patent applications worldwide. While certain of Genzyme's patents have been allowed or issued, there can be no assurance that any additional patents will be allowed or will issue or that, to the extent issued, such patents will effectively protect the proprietary technology of Genzyme. In addition, GTR does not yet have significant patent protection covering the methodologies used in providing the CARTICEL [SM] Service. Consequently, GTR is unable to prevent a competitor from developing the ability to grow cartilage cell cultures and from offering a service that is similar or superior to the CARTICEL [SM] Service. GTR's results of operations could be materially and adversely affected if a competitor were to develop such know-how.

        Genzyme has also relied upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that others will not independently develop such know-how or otherwise obtain access to Genzyme's technology. While Genzyme's employees, consultants and corporate partners with access to proprietary information are generally required to enter into confidentiality agreements, there can be no assurance that these agreements will be honored. Certain of Genzyme's consultants have developed portions of Genzyme's proprietary technology at their respective universities or in government laboratories. There can be no assurance that such universities or governmental authorities will not assert rights to intellectual property arising out of university or government based research conducted by such consultants. In addition, patent litigation is widespread in the biotechnology industry and it is not possible to predict how any such litigation will affect Genzyme.

        Parties not affiliated with Genzyme may hold pending or issued patents relating to the technology utilized by Genzyme in its products presently available or under development. Genzyme may, depending on the final formulation of such products, need to acquire licenses to, or contest the validity of, such patents or any other similar patents that may be issued. The extent to which Genzyme may need to license such rights or contest the validity of such patents depends on the scope and validity of such patents and ultimately on the final design or formulation of its products under development. The cost and ability to license any such rights and the likelihood of successfully contesting the validity of such patents are uncertain.

INTENSE COMPETITION. Genzyme is engaged in a segment of the human health care products industry that is extremely competitive. Competitors in the United States and elsewhere are numerous and include major pharmaceutical, chemical and biotechnology companies, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than Genzyme. These companies may succeed in developing products that are more effective than any that have been or may be developed by Genzyme and may also be more successful than Genzyme in producing and marketing these products.

RAPID TECHNOLOGICAL CHANGE. The field of biotechnology is expected to continue to undergo significant and rapid technological change. Although Genzyme will seek to expand its technological capabilities in order to remain competitive, there can be no assurance that research and discoveries by others will not render Genzyme's products or processes obsolete.

UNCERTAINTY REGARDING SUCCESS OF CLINICAL TRIALS. Several of Genzyme's products are currently in clinical trials to test safety and efficacy in humans for various conditions. There can be no assurance that GTR will not encounter problems in clinical trials that will cause it to delay or suspend clinical trials. In addition, there can be no assurance that such clinical testing, if completed, will ultimately show these products to be safe and efficacious.

REGULATION BY GOVERNMENT AGENCIES. Most of the products Genzyme plans to manufacture and sell will require approval by governmental agencies in the United States and elsewhere. In particular, human therapeutic and diagnostic products are subject to pre-marketing approval by the FDA and comparable agencies in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. There can be no assurance that any of the required approvals will be granted on a timely basis, if at all.

        Certain of Genzyme's products, including its Ceredase [registered trademark] and Cerezyme [registered trademark] enzymes, have been designated as orphan drugs under the Orphan Drug Act, which provides incentives to manufacturers to develop and market drugs for rare diseases. The Orphan Drug Act generally entitles the first developer to receive FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. However, legislation has been periodically introduced in recent years to amend the Orphan Drug Act. Such legislation has generally been directed to shortening the period of automatic market exclusivity and granting certain marketing rights to simultaneous developers of a drug. The effect on Genzyme of any amendments ultimately adopted cannot be assessed at this time.

        Although Genzyme has filed for or received orphan drug designation for various other products, Genzyme believes that the commercial success of these products will depend more significantly on the associated safety and efficacy profile and on the price and other characteristics of each product relative to competitive or alternative treatments than on any exclusivity afforded by the Orphan Drug Act. Additionally, these products may be protected by patents and other means. Nonetheless, it is not possible to predict precisely what effect a lessening of the market exclusivity protection afforded by the Orphan Drug Act would have on Genzyme's results of operations.

        In addition, in November 1995 the FDA held a public hearing on the subject of autologous cells for structural purposes as a starting point for the development of new regulations. GTR participated in this hearing, presenting information regarding the development, clinical application and processing related to the CARTICEL [SM] and Epicel [SM] Services. GTR also advocated the development of appropriate regulations to guide further development of products and services in this area. The public comment period following the November meeting will close in February 1996. The FDA has announced that it will review its position and determine if regulations are required in the area of autologous cells for structural and reconstructive purposes. The FDA has indicated that it will provide GTR with sufficient time to comply with any regulations that it may promulgate relating to autologous cells.

        A federal criminal statute prohibits the transfer of any human organ for valuable consideration for use in human transplantation but permits recovery of reasonable costs associated with such activities. This statute has not been applied to the CARTICEL [SM] or Epicel [SM] Services to date. In addition, certain states have laws requiring the licensure of tissue and organ banks and laws governing the sale of human organs and the safety and efficacy of drugs, devices and biologics, including skin, all of which could be interpreted to apply to GTR's production and distribution of cultured tissue products. Provisions in certain states' statutes prohibit the receipt of valuable consideration in connection with the sale of human tissue by a tissue bank but permit licensed tissue banks, including companies, to recover their reasonable costs associated with such sales. One state's Department of Health has notified GTR that it believes GTR must obtain a license under that state's tissue bank licensure statute with respect to distribution of the Epicel [SM] Service. The Company has applied for such a license.

FOREIGN SALES ACTIVITIES. Foreign sales accounted for 37% of the General Division's total revenues in 1994, and Genzyme anticipates that foreign sales will continue to represent a significant percentage of Genzyme's revenues. Accordingly, a substantial portion of Genzyme's revenues may be subject to currency fluctuations and other risks associated with foreign operations. In addition, the strength of the United States dollar in relation to certain foreign currencies may adversely affect Genzyme's sales to foreign customers.

THIRD PARTY REIMBURSEMENT AND HEALTHCARE COST CONTAINMENT INITIATIVES.
A majority of Genzyme's revenues are attributable directly or indirectly to payments received from third party payors. Genzyme's revenues and profitability may be affected by ongoing efforts of third party payors to contain such costs. In addition, during 1994 the Clinton administration and Congress proposed the implementation of broad-based healthcare cost containment measures. While these proposals were not implemented, it is likely that renewed health care measures will again be proposed in the present or future Congressional sessions. Accordingly, the effects on Genzyme of any such measures that are ultimately adopted cannot be assessed at this time.

PRODUCT LIABILITY AND LIMITATIONS OF INSURANCE. Genzyme could be subject to product liability claims in connection with the use or misuse of its products during testing or after commercialization. While Genzyme has taken, and continues to take, what it believes are appropriate precautions, there can be no assurance that Genzyme will avoid significant liability exposure. Genzyme has only limited amounts of product liability insurance and, although Genzyme believes the coverage provided by such insurance is adequate for its businesses as presently conducted and in light of its experience to date, there can be no assurance that such insurance will provide sufficient coverage against any or all potential product liability claims. If Genzyme attempts to obtain additional insurance in the future, there can be no assurance that it will be able to do so on acceptable terms, if at all, or that such insurance will provide adequate coverage against claims asserted.

POTENTIAL CONFLICTS OF INTEREST OF DIRECTORS. Certain directors of Genzyme are also directors of other companies in the biotechnology and pharmaceutical industries or provide consulting or similar services to other companies doing business in such industries. As such, those directors may be subject to conflicts of interest with respect to business opportunities that may be of interest to two or more of the entities with which they have fiduciary or contractual relationships. In addition, the scope of research and development being conducted by Genzyme is very broad, and such other entities may be engaged in research and development activities with respect to products that may compete directly with products marketed by Genzyme in the future. Each director of Genzyme has been advised that he has an obligation to disclose any competitive relationship and any interest that he or a company with which he is affiliated may have in any transaction involving Genzyme. Should the Genzyme Board be presented with any matters in which a director has such a conflicting interest, the decision would be made by the Genzyme Board or a committee thereof without participation by the interested director. Notwithstanding this policy, it is possible that a conflict of interest may affect the actions of a director in performing his duties on the Genzyme Board.

POSSIBLE VOLATILITY OF SHARE PRICE AND ABSENCE OF DIVIDENDS. The market prices for securities of biotechnology companies have been volatile. Factors such as announcements of technological innovations or new commercial products by Genzyme or its competitors, governmental regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biotechnology products and market conditions in general may have a significant impact on the market price of General Division Stock. No cash dividends have been paid on General Division Stock to date and Genzyme does not anticipate paying cash dividends on either class of its common stock in the foreseeable future.

CHANGE IN CONTROL.  Certain provisions of Genzyme's Articles of
Organization and By-Laws and the terms of Genzyme's Stockholder Rights Plan may have the effect of delaying, deferring or preventing a change in control of Genzyme, thereby possibly having the effect of depriving stockholders of the opportunity to receive a premium for their shares. Certain provisions of Massachusetts law may have a similar effect.


                              LEGAL PROCEEDINGS

        On November 9, 1995, Genzyme was named as a defendant in a lawsuit commenced in the United States District Court for the District of Massachusetts by Michael Spielman, on his own behalf and purportedly on behalf of a class of approximately two hundred others. Mr. Spielman was a limited partner of Genzyme Clinical Partners, L.P. ("GCP"). The general partner of GCP was Genzyme Development Corporation ("GDC"), a former subsidiary of Genzyme that was dissolved in 1990 after the Company purchased the assets of GCP. The nature of Mr. Spielman's claims is that Genzyme and GDC breached a duty to him (and other limited partners) to provide certain tax information, and to subsequently notify them of a potential state tax liability (that was previously disclosed) several years after the dissolution of GCP. Genzyme has answered the complaint, denying liability. No action has been taken by the court on the plaintiff's request to certify the case as a class action. In February 1996 Genzyme filed a motion for summary judgment, requesting that the court enter judgment for Genzyme on all claims asserted in the complaint. The court denied this motion pending discovery.

                             PLAN OF DISTRIBUTION

GENERAL

        The Notes were issued under an Indenture (the "Indenture") between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee").
The Notes are general unsecured obligations of the Company in an aggregate principal amount of $100,000,000, subordinated to all existing and future Senior Indebtedness, as defined in the Indenture. The Notes were issued in denominations of $1,000 and integral multiples thereof in fully registered form only. The Notes will mature on October 1, 2001 and bear interest from October 11, 1991 at a rate of 6 3/4%. Interest is payable semiannually, on April 1 and October 1, commencing April 1, 1992, to the registered holders of record on the preceding March 15 and September 15, respectively. On February 20, 1996, the Company provided notice to all holders of record of the Notes as of such date calling the entire principal amount of the Notes for redemption on March 21, 1996 (the "Redemption Date") at a price of 102.893 of principal plus accrued interest to the Redemption Date.

CONVERSION RIGHTS

        The Notes are convertible at their principal amount into common stock at any time prior to the close of business on the fifth business day (March 14, 1996) prior to the Redemption Date, initially at a conversion price of $52.875 subject to adjustment as described below. Prior to December 16, 1994, Genzyme had one class of common stock. On December 16, 1994, the authorized shares of Genzyme common stock were redesignated as General Division Stock, a second class of common stock, TR Stock, was authorized and .135 of one share of TR Stock was distributed by Genzyme for each share of General Division Stock held of record as of December 16, 1994. In connection with the redesignation of the common stock and the distribution of the TR Stock, the conversion privilege of the Notes was adjusted to provide that upon conversion of any Note, the holder thereof shall receive (i) a number of shares of General Division Stock equal to the number of shares of Genzyme common stock into which the Note was previously convertible and (ii) .135 of one share of TR Stock for each share of General Division Stock issuable upon such conversion. As noted above, the right to convert Notes which are called for redemption or which are to mature will terminate at the close of business on the fifth business day immediately preceding the redemption or maturity date and will be lost if not exercised prior to that time, even if redemption occurs at a time when conversion of the Notes or portion thereof is in the best interests of the holder. The conversion privilege and price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of capital stock of the Company as a dividend (or other distribution) on the common stock, (ii) the distribution to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than the current market price (as defined in the Indenture) on the record date for such issuance, (iii) subdivisions, combinations and certain reclassifications of common stock, and (iv) the distribution to all holders of common stock of cash, debt securities or other assets (including other evidences of indebtedness), except to the extent paid out of current or accumulated earnings. A purchase of common stock by the Company pursuant to a cash tender offer to all holders of common stock shall be deemed to be a distribution of cash for purposes of (iv) above.

        No adjustment in the conversion price is required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made, however, if holders of the Notes are entitled to participate in any such event on a basis the Company's Board of Directors determines to be fair and appropriate under the circumstances. The Company from time to time may voluntarily reduce the conversion price for a period of at least twenty days. Fractional shares of common stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the common stock. No payment or adjustment will be made for interest accrued on a converted Note, or for dividends or distributions on any common stock issued upon conversion of any Note.

        If the Company consolidates with or merges into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding common stock, the holder of each Note then outstanding has the right after such consolidation, merger, transfer or lease to convert such Note into the kind and amount of shares of stock, other securities or property (which may include cash), that such holder would have been entitled to receive upon such consolidation, merger, transfer or lease if such holder had held the common stock issuable upon the conversion of such Note immediately prior to such consolidation, merger, transfer or lease.

REDEMPTION RIGHTS

        The Notes are redeemable at Genzyme's option, in whole or in part, on or after October 1, 1993 at a redemption price which is a premium of the principal amount outstanding, starting at 104.821% of principal amount until October 1, 1994 and decreasing to 100% on October 1, 1998 and thereafter. In the event of certain fundamental changes in the control, management or capital structure of the Company, the Notes are redeemable at the option of the holder at 100% of the principal amount thereof, plus accrued interest. The Indenture defines a "Fundamental Change" generally to mean (i) a person or group becoming the beneficial owner of more than 50% of the total voting power of all outstanding voting shares of the Company, (ii) a change in a majority of the Board of Directors of the Company in a two-year period, (iii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the company, or any sale or transfer of all or substantially all of the assets of the Company to another person, (iv) the acquisition by the Company in a twelve month period, directly or indirectly, of beneficial ownership of its voting shares exceeding 30% of all voting shares of the Company, or (v) certain distributions by the Company of cash, securities or other property in respect of its common stock or certain purchases by the Company or any subsidiary of the Company of common stock of the Company.

CONVERSION PROCEDURE

        The holder of a Note may convert the Note into common stock at any time before the close of business on the fifth business day immediately preceding its maturity date. If the Note is called for redemption as provided above, the holder may convert such Note at any time before the close of business on the fifth business day immediately preceding the redemption date. The initial conversion price is $52.875 per share of General Division Stock, subject to adjustment as described above. The number of shares of General Division Stock issuable upon conversion of a Note is determined by dividing the principal amount to be converted by the conversion price in effect on the conversion date. In addition, .135 of one share of TR Stock will be issued for each share of General Division Stock issued upon conversion. Upon conversion, no payment or adjustment for accrued interest on a converted Note (other than the payment of interest to the holder of a Note at the close of business on a record date for establishing those holders entitled to interest payments on the interest payment date) or for dividends or distributions on the common stock will be made. The Company will deliver a check for the current market value of any fractional share issuable upon conversion. The current market value of a fraction of a share is determined by multiplying the current market price of a full share by the fraction, and rounding the result to the nearest cent. The current market price of a share of General Division Stock and TR Stock is the quoted price of the common stock on the last trading day prior to the conversion date.

        To convert a Note held in book-entry form, a holder must (1) complete the appropriate instruction form for conversion pursuant to The Depository Trust Company's book-entry conversion program, (2) deliver to the Conversion Agent (as defined in the Indenture and the Note), by book-entry delivery, the interest in the Note in global form to be converted, (3) furnish the appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent (each as defined in the Indenture or the Note), and (4) pay any transfer or similar tax if required.

        To convert a Note held in definitive form, a holder must (1) complete and sign the conversion notice on the back of the Note, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, and (4) pay any transfer or similar tax if required.

        A holder may convert a portion of a Note, held in book-entry or definitive form, if the portion is $1,000 or an integral multiple of $1,000.

TRANSFERABILITY

        The shares issuable upon conversion of the Notes will be freely transferable in the hands of persons other than affiliates of Genzyme. The General Division Stock is listed on The Nasdaq National Market under the symbol "GENZ," and the TR Stock is listed on The Nasdaq National Market under the symbol "GENZL."


                 MANAGEMENT AND ACCOUNTING POLICIES GOVERNING
                    THE RELATIONSHIP OF GENZYME DIVISIONS

        Genzyme has adopted the following policies to govern the management of GTR and its relationship to the General Division. Except as otherwise stated below, the policies may be modified or rescinded in the sole discretion of the Board without approval of Genzyme stockholders, subject only to the Board's fiduciary duty to Genzyme's stockholders. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the two classes of common stock, would be governed by the principles of Massachusetts law discussed under "Risk Factors - Risks Related to Two Classes of Common Stock - No Rights or Additional Duties with Respect to the Divisions; Potential Conflicts." In addition, generally accepted accounting principles require that any change in policy be preferable (in accordance with such principles) to the previous policy.

PURPOSE OF GTR. The purpose of GTR is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners, L.P.). In addition to the programs initially assigned to GTR, it is expected that the GTR portfolio will expand through the addition of complementary products and programs developed either internally or externally to the division, including acquiring or in-licensing from outside of Genzyme.
Other than the method of financing, GTR is operated and managed similarly to other Genzyme divisions.

REVENUE ALLOCATION. Revenues from the sale of a division's products are credited to that division. The cost of research done by one division for the benefit of another division is charged to the division for which the work is done in the manner described in the following paragraph. The division performing the research does not recognize revenue as a result of such research.

EXPENSE ALLOCATION. All direct expenses are charged to the division for the benefit of which they are incurred. Corporate and general and administrative expenses and other shared services or other indirect costs are allocated to each division in a reasonable and consistent manner based on utilization by the division of the services to which such costs relate. To the extent borrowings are deemed to occur between divisions, inter-division accounts will be established with interest imputed at the rate then available to Genzyme for short-term borrowings.

TAX ALLOCATIONS. Income taxes are allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to any other division without any compensating payment or allocation.

ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS.  Upon the acquisition by
Genzyme from a third party of any additional programs, products or assets (whether by acquisition of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired will be allocated among the divisions to which such programs, products or assets are assigned. Such assignment and allocation will be made by the Board taking into account such matters as the Board and its financial advisors, if any, deem relevant. Any such determination by the Board will be final and binding on all holders of all classes of common stock.

DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS. Upon any sale, transfer, assignment or other disposition by Genzyme of any product, program or asset not consisting of all or substantially all of the assets of a division, all proceeds from such disposition will be allocated to the division to which the program, product or asset had been allocated, and such proceeds will be used for the benefit of such division. If a program, product or asset is allocated to more than one division, the proceeds of the disposition will be allocated among such divisions based on their respective interests in such program, product or asset. Such allocation will be made by the Board taking into account such matters that the Board and its financial advisors, if any, deem relevant. Any such determination by the Board will be final and binding on all holders of all classes of common stock.

INTER-DIVISION ASSET TRANSFERS. The Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations will be done at fair market value, determined by the Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Board and its financial advisors deem relevant. The consideration for such reallocation may be paid by one division to another in cash or, in lieu of cash or other consideration, the Board may elect to account for a reallocation of assets from GTR to the General Division as an increase in the number of General Designated Shares and a reallocation of assets from the General Division to GTR as either an increase in the number of TR Designated Shares or a reduction in the General Designated Shares, if any, except that a reallocation of assets from GTR to the General Division may not be accounted for as an increase in General Designated Shares without a class vote of the holders of the TR Stock.

        Notwithstanding the foregoing, no Key TR Program, as defined below, may be transferred out of GTR without a class vote of the holders of TR Stock unless the Board determines that such Key TR Program has application outside of the field of tissue repair (in which case it may be transferred out only for the non-tissue repair applications). A "Key TR Program" is any of the following:
(i) Vianain [registered trademark] Debriding Product for debridement of necrotic or damaged tissue; (ii) TGF-[Beta]2 for all indications licensed from Celtrix Pharmaceuticals, Inc. as of December 16, 1994; (iii) Epicel [SM] cultured epithelial cell autografts for tissue replacement or repair; (iv) Acticel [SM] cultured epithelial cell allografts for tissue replacement or repair; (v) CARTICEL [SM] Autologous Chondrocyte Service; and (vi) any additional tissue repair program or product being developed from time to time in GTR which (a) constituted 20% or more of the research and development budget of GTR in any of three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by GTR.

        The foregoing policies regarding transfers of assets between divisions may not be changed by the Board without a class vote of the holders of TR Stock.

ACCESS TO TECHNOLOGY AND KNOW-HOW. GTR and the General Division each have free access to all technology and know-how of Genzyme that may be useful in such division's business, subject to any obligations or limitations applicable to Genzyme.

DISPOSITION OF TR DESIGNATED SHARES. The TR Designated Shares may be (i) issued upon the exercise of outstanding stock options and warrants and the conversion of outstanding convertible notes allocated to the General

Division, (ii) subject to the restrictions set forth in the following paragraph, sold for any valid business purpose, or (iii) distributed as a dividend to the holders of shares of General Division Stock, all as determined from time to time by the Board in its sole discretion. Genzyme distributed approximately 3.4 million of the initial 5.0 million TR Designated Shares as a stock dividend to holders of Genzyme common stock of record on December 16, 1994, and reserved the remaining 1.6 million initial TR Designated Shares for issuance upon the exercise or conversion of stock options, warrants and convertible notes outstanding as of December 15, 1994. To the extent that any such remaining initial TR Designated Shares are not used for such purposes, the Board may issue them for any other valid business purposes without crediting any proceeds to GTR.

ISSUANCE OF ADDITIONAL SHARES OF ANY CLASS OF GENERAL DIVISION STOCK.
If additional shares of any class of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and (ii) the number of such shares issued and sold that will reduce the number of Designated Shares from such division and the proceeds of which may be used for any valid business purpose. Notwithstanding the foregoing, Genzyme will not sell any shares of TR Stock without allocating the proceeds to GTR (except upon exercise or conversion of options, warrants or convertible notes outstanding as of December 16, 1994) unless (i) the Board determines that GTR has cash sufficient to fund its operations for at least the next 12 months or
(ii) shares of TR Stock concurrently being sold for the account of GTR will produce proceeds sufficient to fund GTR's cash needs for the next 12 months.

RESERVATION OF SHARES OF TR STOCK. Genzyme has reserved approximately 2,000,000 shares of TR Stock for issuance to Genzyme employees pursuant to grants made after December 15, 1994 under one or more employee incentive plans.

OPEN MARKET PURCHASES OF SHARES OF ANY CLASS. Genzyme may make open market purchases of any class of its common stock in accordance with applicable securities law requirements; provided, however, that such purchases of TR Stock may not be made if as an immediate result thereof the number of TR Designated Shares would represent more than 60% of the number of TR Designated Shares plus the number of outstanding shares of TR Stock. Such restriction is intended to prevent Genzyme from using open market purchases to effect a redemption of the TR Stock without paying the 30% premium required for a complete redemption of TR Stock under the terms of Genzyme's Articles of Organization. In addition, within 90 days of any open market purchase of any class of common stock, Genzyme may not exchange shares of such class for cash or shares of any other class of common stock.

CLASS VOTING. In addition to any shareholder approval required by Massachusetts law, whenever the approval of the holders of a class of common stock is required to take any action pursuant to these policies or Genzyme's Articles of Organization, such requirement will be satisfied if a meeting of the holders of such class is held at which a quorum is present and the votes cast in favor of the proposed action exceed the votes cast against.

NON-COMPETE. Genzyme will not develop products outside of GTR that compete or would compete in the market with products being developed or sold by GTR.

                                   EXPERTS

        The consolidated financial statements and financial statement schedule of Genzyme Corporation, the combined financial statements of Genzyme General Division and the combined financial statements of Genzyme Tissue Repair Division as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Amendments No. 1 and 2 thereto on Form 10-K/A, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

        The financial statements and financial statement schedules of BioSurface Technology, Inc. as of December 31, 1992 and 1993 and for each of the three years in the period ended December 31, 1993, appearing at pages III-19 to III-42 of Annex III to the Company's Registration Statement on Form S-4 (File No. 33-83346), that have been incorporated by reference into this Prospectus have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               LEGAL OPINIONS

        The validity of the common stock to be issued upon conversion of the Notes will be passed upon for Genzyme by Palmer & Dodge, Boston, Massachusetts. Peter Wirth, a partner at Palmer & Dodge, is a Senior Vice President, the General Counsel and the Clerk of Genzyme. As of February 1, 1996, Mr. Wirth beneficially owned 5,611 shares of General Division Stock and 2,500 shares of TR Stock subject to options exercisable within 60 days.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


            ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be borne by the Company in connection with this offering are as follows:
                       SEC registration fee. . . . . . . . .    $31,250
                       Blue Sky fees and expenses. . . . . .    $ 5,000
                       Legal fees and expenses . . . . . . .    $ 7,500
                       Miscellaneous expenses. . . . . . . .    $ 3,750
                                                                -------
                         Total.  . . . . . . . . . . . . . .    $47,500
                                                                =======

        All of the above figures, except the SEC registration fee, are estimates.

             ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the corporation or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

        Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under
Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

        The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

        Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-Laws.

        Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organizatwion, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders and (iv) transactions from which the director derived an improper personal benefit. Section VI.C.5. of Genzyme's Articles of Organization provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

                              ITEM 16. EXHIBITS
4.1    Articles of Organization, as amended, of Genzyme.  Filed as Exhibit 3.1 to Genzyme's Form 10-K for the year ended December
       31, 1994, and incorporated herein by reference.

4.2    By-laws of Genzyme.  Filed as Exhibit 3.2 to Genzyme's Form 8-K dated December 31, 1991, and incorporated herein by reference.

4.3    Amended and Restated Rights Agreement dated as of October 13, 1994 between Genzyme and American Stock Transfer and
       Trust Company.  Filed as Exhibit 4 to Genzyme's Form 8-K dated December 29, 1994, and incorporated herein by reference.

*5     Opinion of Palmer & Dodge.

23.1   Consent of Coopers & Lybrand L.L.P., independent accountants to Genzyme Corporation.  Filed herewith.

23.2   Consent of Price Waterhouse LLP, independent accountants to BioSurface Technology, Inc.  Filed herewith.

*23.3  Consent of Palmer & Dodge (contained in Exhibit 5).

*24.1  Power of Attorney (included in the signature pages hereto).

*24.2  Certified Copy of Board Resolution authorizing signatures pursuant to Power of Attorney.

* Previously filed on January 8, 1992 as the same numbered exhibit to this Registration Statement on Form S-3 (File No. 33-44960).


                            ITEM 17.  UNDERTAKINGS


        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on March 8, 1996.

                                               GENZYME CORPORATION

                                               By: * Henri A. Termeer
                                                   ---------------------------
                                                   Henri A. Termeer, President

                            POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                             TITLE
---------                             -----
* Henri A. Termeer                    Director and Principal             March 8, 1996
----------------------------------    Executive Officer
Henri A. Termeer

/s/ David J. McLachlan                Principal Financial and            March 8, 1996
----------------------------------    Accounting Officer
David J. McLachlan

* Constantine E. Anagnostopoulos      Director                           March 8, 1996
----------------------------------
Constantine E. Anagnostopoulos

* Douglas A. Berthiaume               Director                           March 8, 1996
----------------------------------
Douglas A. Berthiaume

* Henry E. Blair                      Director                           March 8, 1996
----------------------------------
Henry E. Blair

* Robert J. Carpenter                 Director                           March 8, 1996
----------------------------------
Robert J. Carpenter

* Charles L. Cooney                   Director                           March 8, 1996
----------------------------------
Charles L. Cooney

* Henry R. Lewis                      Director                           March 8, 1996
----------------------------------
Henry R. Lewis


* By:/s/ David J. McLachlan
     ----------------------------------
     David J. McLachlan
     Attorney-in-Fact


                                                           EXHIBIT INDEX
                                                           -------------
EXHIBIT                                                                                                                SEQUENTIAL
  NO.                                                       DESCRIPTION                                                 PAGE NO.
-------                                                     -----------                                                ----------
4.1               Articles of Organization, as amended, of Genzyme.  Filed as Exhibit 3.1 to Genzyme's Form 10-K for
                  the year ended December 31, 1994, and incorporated herein by reference.

4.2               By-laws of Genzyme.  Filed as Exhibit 3.2 to Genzyme's Form 8-K dated December 31, 1991, and incorporated herein by reference.

4.3               Amended and Restated Rights Agreement dated as of October 13, 1994 between Genzyme and
                  American Stock Transfer and Trust Company.  Filed as Exhibit 4 to Genzyme's Form 8-K dated
                  December 29, 1994, and incorporated herein by reference.

*5                Opinion of Palmer & Dodge.

23.1              Consent of Coopers & Lybrand L.L.P., independent accountants to Genzyme Corporation.  Filed herewith.

23.2              Consent of Price Waterhouse LLP, independent accountants to BioSurface Technology, Inc.  Filed herewith.

*23.3             Consent of Palmer & Dodge (contained in Exhibit 5).

*24.1             Power of Attorney (included in the signature pages hereto).

*24.2             Certified Copy of Board Resolution authorizing signatures pursuant to Power of Attorney.

* Previously filed on January 8, 1992 as the same numbered exhibit to this Registration Statement on Form S-3,
File No. 33-44960.
